Amendment To
Transfer Agency and Services Agreement
Between
Each Registered Investment Company Listed on Exhibit 1 hereto
And
American Stock Transfer & Trust Company

This Amendment (“Amendment”), effective as of April 21, 2008, is made to the Transfer Agency and Services Agreement (the “Agreement”), dated as of February 5, 2007 between each of the entities listed on Exhibit 1 hereto (collectively, the “Funds”) and American Stock Transfer & Trust Company (the “Transfer Agent” or “AST”).

WHEREAS the Funds and AST desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Section 10(e) of the Agreement is amended by deleting the current paragraph in its entirety and replacing it with the following:

If the Board of Trustees hereafter establishes and designates a new Fund, if requested by a new Eaton Vance fund, AST agrees that it will act as transfer agent and shareholder servicing agent for such new Fund in accordance with the terms set forth herein.  The Trustees shall cause a written notice to be sent to AST to the effect that it has established a new Fund and that it appoints AST as transfer agent and shareholder servicing agent for the new fund.  AST further agrees that it will act as transfer agent and shareholder servicing agent for existing Eaton Vance funds previously serviced by another transfer agent in accordance with the terms set forth herein upon written notice to the effect that the Trustees have appointed AST as transfer agent and shareholder servicing agent for such existing Eaton Vance Fund.  Written notice must be received by AST in a reasonable period of time prior to the commencement of operations of a new Fund or the transfer of responsibilities on an existing fund to allow AST, in the ordinary course of its business, to prepare to perform its duties.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first written above.

American Stock Transfer & Trust Company
By:	/s/Michael Karfunkel
Name:	Michael Karfunkel
Title	President

Each of the Funds listed on Exhibit 1, Severally and not jointly
By:	/s/ Barbara Campbell
Name:	Barbara Campbell
Title	Treasurer

Exhibit 1

List of Funds

Eaton Vance Risk-Managed Diversified Equity Income Fund
Eaton Vance Tax-Managed Global Diversified Equity Income Fund